UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2016

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of principal executive offices)

(610) 251-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Triumph Group, Inc. (the “Company”), substantially all of its domestic subsidiaries, as co-borrowers and guarantors (collectively, the “Subsidiary Co-Borrowers”), the lenders party thereto and PNC Bank, National Association, as administrative agent (the “Administrative Agent”) are party to that certain Third Amended and Restated Credit Agreement, dated November 19, 2013 (as amended, the “Existing Credit Agreement”), pursuant to which the lenders (i) made a $375 million term loan to the Company and the Subsidiary Co-Borrowers on the closing date and (ii) provided a $1 billion revolving line of credit under which the Company and its Subsidiary Co-Borrowers may borrow revolving credit loans and multicurrency swing loans (subject to certain sublimits) and cause to be issued letters of credit (subject to certain sublimits), in an aggregate principal amount not to exceed $1 billion outstanding at any time.

In order to provide the Company with additional liquidity and flexibility, the Company entered into a Seventh Amendment to the Third Amended and Restated Credit Agreement on October 21, 2016, among the Company, the Subsidiary Co-Borrowers, the lenders party thereto and the Administrative Agent (the “Seventh Amendment” and the Existing Credit Agreement, as amended by the Seventh Amendment, the “Credit Agreement”). Specifically, the Existing Credit Agreement was amended to, among other things, (i) modify certain financial covenants to allow for the add-back of certain cash and non-cash charges, (ii) increase the maximum permitted total leverage ratio and senior secured leverage ratio financial covenants commencing with the fiscal quarter ended September 30, 2016 through the fiscal quarter ending June 30, 2017, (iii) permit the sale of certain specified assets so long as the Company applies 65% of the net proceeds received from such sales to the outstanding term loan, pro rata across all maturities, (iv) establish a new higher pricing tier for the interest rate, commitment fee and letter of credit fee pricing provisions, (v) increase the interest rate and letter of credit fee pricing provisions for several of the lower tiers of the pricing grid, (vi) establish the interest rate, commitment fee and letter of credit fee pricing at the highest pricing tier until the Company delivers its compliance certificate for its fiscal quarter ending September 30, 2017, and (vii) extend the period during which the increased minimum revolver availability threshold test and the decreased maximum senior secured leverage ratio threshold test are in effect in connection with the Company making certain permitted investments, certain additional permitted dividends, permitted acquisitions and permitted payments of certain types of indebtedness to the date the Company delivers its compliance certificate for the fiscal quarter ending September 30, 2017.

The obligations under the Credit Agreement and related documents continue to be secured by liens on substantially all of the assets of the Company and its domestic subsidiaries pursuant to a Second Amended and Restated Guarantee and Collateral Agreement, dated as of November 19, 2013, among the Company, the domestic subsidiaries of the Company party thereto and the Administrative Agent, and certain other collateral documents.

The foregoing description of the Seventh Amendment is qualified in its entirety by reference to the actual terms of the Seventh Amendment, which is expected to be filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 21, 2016	TRIUMPH GROUP, INC.

		By:	/s/ John B. Wright, II
John B. Wright, II
Senior Vice President, General Counsel and Secretary